Exhibit 99.1

July 20, 2015
Media Contact:
Casey Lassiter, 205 410-2777

Investor Relations Contact:
Mary Ann Arico, 205 969-6175
maryann.arico@healthsouth.com
HEALTHSOUTH ANNOUNCES RETIREMENT OF JOHN WHITTINGTON
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) today announced the retirement of John P. Whittington, Executive Vice President, General Counsel and Secretary. Whittington, age 68, will remain in his current roles through Dec. 31, 2015. Beginning Jan. 1, 2016, Whittington has agreed to serve as Of Counsel to the Company and assist with special projects.
"John has been an invaluable member of HealthSouth's senior management team since 2006," said Jay Grinney, President and Chief Executive Officer of HealthSouth. “Throughout his tenure, he has provided wise counsel and advice with candor and integrity, always focusing on the best interests of our shareholders, employees, and the patients we serve. His many accomplishments and contributions include resolving legal issues related to our turnaround, divesting non-core segments that allowed us to pay down debt and strengthen our balance sheet, re-listing HealthSouth on the New York Stock Exchange, and establishing and leading a disciplined development effort that has added 20 hospitals to HealthSouth's national portfolio with seven additional hospitals under development. While John is retiring as our General Counsel, he has agreed to serve as Of Counsel to the Company and will assist with ongoing projects. We wish John and his wife, Debby, the very best as they enjoy the next chapter of their lives with their children and grandchildren."
The Company will commence a search for a new general counsel.
About HealthSouth
HealthSouth is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 33 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. HealthSouth can be found on the web at www.healthsouth.com.

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